Nelnet and Great Lakes Higher Education Corporation Receive Requests for Additional Information from Department of Justice Related to Nelnet’s Acquisition of Great Lakes Educational Loan Services
LINCOLN, Neb., December 21, 2017 - Nelnet (NYSE: NNI) and Great Lakes Higher Education Corporation (GLHEC) announced today that they received requests for additional information (the second requests) from the United States Department of Justice (DOJ) in connection with Nelnet’s pending acquisition of Great Lakes Educational Loan Services, Inc. (referred to as Great Lakes throughout this release) from GLHEC. These second requests were issued under the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the HSR Act).
The effect of these second requests is to extend the waiting period imposed by the HSR Act until 30 days after Nelnet and GLHEC have substantially complied with the request, unless that period is extended voluntarily by Nelnet and GLHEC or terminated sooner by the DOJ. Nelnet and GLHEC have been cooperating fully with the DOJ as it conducts its antitrust review of the transaction and will continue to do so in connection with these second requests.
Forward-Looking and Cautionary Statements

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. The words “expect,” “intend,” and “will,” and similar expressions are intended to identify forward-looking statements. Should one or more of the risks or uncertainties to which such forward-looking statements are subject materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on Nelnet's operating results, performance, or financial condition expressed or implied by the forward-looking statements are risks that the announced pending acquisition may not be completed within the currently scheduled timeframe or at all (including as a result of unexpected delays or other issues in satisfying regulatory and other customary closing conditions), the uncertain nature of the expected benefits from the acquisition and the ability to successfully integrate loan servicing operations and successfully maintain and increase allocated volumes of student loans serviced under existing and any future servicing contracts with the Department of Education (Department), risks to Nelnet and Great Lakes related to the Department's initiative to procure new contracts for federal student loan servicing, including the risk that the company's joint venture with Great Lakes, or the company on a post-acquisition basis, may not be awarded a contract, and other risks, including the risk of increased regulatory costs. All forward-looking statements in this release are as of the date of this release. Although the company may from time to time voluntarily update or revise its forward-looking statements to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.
About Nelnet
Nelnet (NYSE: NNI) is a diversified and innovative company focused on offering educational services, technology solutions, telecommunications, and asset management. Nelnet helps students and families plan and pay for their education and makes the administrative processes for schools more efficient with student loan servicing, tuition payment processing, school administration software, and college planning resources. Through its recently acquired subsidiary, ALLO Communications, Nelnet offers fiber optic services directly to homes and businesses for ultra-fast internet and superior telephone and television services. The company also makes investments in real estate developments and new ventures. For more information, visit Nelnet.com.

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Investor Contact: Phil Morgan, 402.458.3038